Exhibit 16(4)(z):  Flexible Premium Deferred Variable Annuity Group Master Contract (IU-MA-3040)

Flexible Premium Deferred Variable Annuity Group Master Contract

ING USA ANNUITY AND LIFE INSURANCE COMPANY ING USA is a stock company domiciled in Iowa.

Offices: 909 Locust Street, Des Moines, Iowa 50306-9271

Contractholder: Golden Investor Trust, Inc. Issued in: Delaware

Group Contract Number: G000035-OE Contract Issue Date: April 1, 2006

In this Contract, we, our or us refers to ING USA Annuity and Life Insurance Company.

In consideration of application for this Contract and the payment of premiums, we agree, subject to the terms and conditions of this Contract, to provide the benefits described on this and the following pages.

If this Contract is in force, we will make Annuity Payments according to the terms of the Annuity Option selected by the Certificate Owner starting on the Annuity Commencement Date shown in each Certificate. If the Certificate Owner or the Annuitant (if the Owner of the Certificate is other than a natural person) dies prior to the Annuity Commencement Date shown in each Certificate, we will pay a Death Benefit to the Beneficiary.

The Death Benefit due under this Contract will be paid according to the Beneficiary designation and the provisions of this Contract. Payment of such Death Benefit by us will completely discharge our liability with respect to the amounts so paid.

Secretary:
Customer Service Center
[P. O. Box 9271
Des Moines, IA 50306-9271	President:
1-800-366-0066]

Flexible Premium Deferred Variable Annuity Group Master Contract - Non - participating

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Variable Cash Surrender Values while the Annuitant and Certificate Owner are living and prior to the Annuity Commencement Date. Partial Withdrawal Option. Investment results reflected in values.

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	Contract Contents

	Important Terms	3	Certificate Owner s Benefits	20
			Cash Surrender Value Benefit
	The Schedule 1	6	Partial Withdrawal Option
Payment	Premium Payment and Investment Information		Death Benefit
and
Investment
Information
	Contract Facts
	Charges and Fees		Choosing an Annuity Option	23
	Annuity Option Factors		Annuity Payments
			Annuity Commencement Date Selection
	Introduction to this Contract	10	Frequency Selection
	Eligibility
	The Certificate Owner		The Annuity Option
	The Annuitant		When the Annuitant Dies
	The Beneficiary
	Change of Certificate Owner or Beneficiary		Other Important Information	25
			Entire Contract

The	Premium Payments and Transfers	12	Sending Notice to Us
Beneficiary
	Initial Premium Payment		Reports to Certificate Owner

Additional Premium Payments		Assignment - Using a Certificate as
Certificate Owner s Right to Transfer Accumulation Value		Collateral Security
What Happens if a Variable Separate Account Division		Contract Changes - Applicable Tax Law
is Not Available		Misstatement of Age or Sex
Non-Participating
How We Measure the Certificate s Value	14	Contestability
The Fixed Account		Payments We May Defer
The Variable Separate Account		Authority to Make Agreements
Certificate s Accumulation Value		Required Note on Our Computations
Rules for Interpreting this Document
Certificates
Conformity with Law
Records
Certificate Owner s Right to Examine the Certificate

Copies of any additional Riders and Endorsements are at the back of this Contract.

1 The Schedule

The Schedule gives specific facts about this Contract and its coverage. Please refer to the Schedule while reading this Contract.

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Important Terms

Accumulation Value - On the Certificate Date, the Certificate s Accumulation Value equals the Initial Premium Payment less any Premium Tax, if applicable. At any time after the Certificate Date, the Certificate s Accumulation Value equals the sum of the Accumulation Value of the Divisions and the Fixed Allocations chosen.

Annuitant - The person designated by the Certificate Owner on whose life the Annuity Payments are based.

Annuity Commencement Date - For each Certificate, the date on which Annuity Payments begin.

Annuity Option - The Annuity Payment option the Certificate Owner selects that determines the form, frequency and amount of the Annuity Payments. Annuity Options may be referred to as Income Plans when Riders and Endorsements are attached to the Certificate.

Annuity Payments - The periodic payments the Certificate Owner, or someone else as directed by the Certificate Owner, receives after the Annuity Commencement Date. Annuity Payments may be referred to as Income Payments or Annuity Income Payments when Riders or Endorsements are attached to the Certificate.

Attained Age - The Certificate Owner s age on the Certificate Date plus the number of full years elapsed since the Certificate Date.

Beneficiary - The person(s) designated to receive benefits in the case of the death of a Certificate Owner prior to the Annuity Commencement Date. The Beneficiary may sometimes be referred to as the Designated Beneficiary when Riders and Endorsements are attached to the Certificate.

Business Day - Any day the New York Stock Exchange ( NYSE ) is open for trading, exclusive of federal holidays, or any day on which the Securities and Exchange Commission ( SEC ) requires that mutual funds, unit investment trusts or other investment portfolios be valued.

Cash Surrender Value - The amount the Certificate Owner receives upon full surrender of the Certificate.

Certificate - A summary of the benefits and provisions provided under this Contract issued to the Certificate Owner.

Certificate Anniversary - The same date each year as the Certificate Date. If no such date exists, the Certificate Anniversary will be the next calendar day.

Certificate Date - The date we receive and accept the Initial Premium Payment and upon which we begin determining the Certificate values. It may not be the same date as the Certificate Issue Date.

Certificate Issue Date - The date the Certificate is issued at our Customer Service Center as shown in the Certificate.

Certificate Owner - The person who owns the Certificate and is entitled to exercise all rights of the Certificate. The Certificate Owner may sometimes be referred to as the Certificateowner in the Riders and Endorsements attached to the Certificate.

Certificate Processing Date - The day when we deduct certain charges from the Accumulation Value. The Certificate Processing Date will be on the Certificate Anniversary of each year. If the Certificate Anniversary is not a Valuation Date, the Certificate Processing Date will be on the next succeeding Valuation Date.

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Important Terms (continued)

Certificate Year - The period between Certificate Anniversaries.

Charge Deduction Division - The Division designated by us from which all charges are deducted if the Certificate Owner elects this option.

Contingent Annuitant - The person designated by the Certificate Owner who, upon the Annuitant s death prior to the Annuity Commencement Date, becomes the Annuitant.

Contract - This group master contract issued to the Contractholder. Contractholder - The entity to whom this Contract is issued.

Contract Issue Date - The date this Contract is issued at our Customer Service Center.

Death Benefit - The amount paid to the Beneficiary upon death of the Certificate Owner (or the Annuitant if any Certificate Owner is not an individual).

Endorsements - Attachments to the Certificate that add, change or supercede provisions or terms of the Certificate.

Excess Partial Withdrawal - Any withdrawal of Accumulation Value in excess of the Free Amount.

Fixed Account - This is one of the separate accounts as indicated in the Certificate. The Fixed Account is established to support Fixed Allocations.

Fixed Allocation - An amount allocated to the Fixed Account that is credited with a specified interest rate for a specific Guarantee Period. Fixed Allocations may be referred to as Fixed Divisions in the Riders and Endorsements that are attached to the Certificate.

Free Amount - Ten percent of the Accumulation Value per Certificate Year, less previous withdrawals already taken during that Certificate Year, based on the Accumulation Value at the time of the applicable withdrawal.

General Account - An account which contains all of our assets other than those held in our Variable Separate Accounts.

Guarantee Period - The period of years the Guaranteed Interest Rate is guaranteed to be credited to a Fixed Allocation.

Guaranteed Interest Rate - The effective annual interest rate which we will credit to a specified Fixed Allocation for a specified Guarantee Period.

Guaranteed Minimum Interest Rate - The minimum interest rate which can be declared by us for Fixed Allocations.

Index Rate - The Index Rate is the average of the Ask Yield, according to a national quoting service, for U.S. Treasury Strips of a certain maturity length over a period of time. The period of time will be from the 22nd day of the calendar month two months prior to the calendar month of Index Rate determination to the 21st day of the calendar month immediately prior to the calendar month of Index Rate determination. If Ask Yields become unavailable, the Index Rate will be determined using a suitable replacement period. We currently set the Index Rate once each calendar month, but reserve the right to do so more frequently than monthly. In no event will the average Ask Yield be based on a period of time less than 28 days.

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Important Terms (continued)

Initial Premium Payment - The required amount the Certificate Owner gives us to put the Certificate into effect.

Issue Age - Age on the Certificate Date.

Market Value Adjustment - A positive or negative adjustment to a Fixed Allocation which may apply if all or part of a Fixed Allocation is withdrawn, transferred, or applied to an Annuity Option prior to the end of the Guarantee Period.

Maturity Date - The last day of the calendar month in which a Guarantee Period is scheduled to end.

Net Rate of Return -The Net Return Factor for that Valuation Period minus one.

Net Return Factor - The value which reflects the investment experience of the portfolio in which a Variable Separate Account Division invests and the charges assessed against the Division during a Valuation Period.

Partial Withdrawal - Any withdrawal of Accumulation Value that does not cause a full surrender of the Certificate. A Partial Withdrawal may sometimes be referred to as a Partial Surrender in the Riders and Endorsements that are attached to the Certificate.

Premium Payments - The Initial Premium Payment and any additional amounts the Certificate Owner gives us to invest under the Certificate.

Premium Tax - Any tax or fee imposed or levied by any federal or state government, or political subdivision thereof, on the Premium Payments.

Riders - Attachments to the Certificate that add, change, or supercede provisions, or terms of the Certificate.

Separate Account - Either the Variable Separate Account or the Fixed Account.

Specially Designated Division - The Specially Designated Division as indicated in the Certificate. The Specially Designated Division is currently the Liquid Assets Division and may be referred to as the Liquid Assets Division in the Riders and Endorsements that are attached to the Certificate.

Surrender Charge - A charge payable at the time of an Excess Partial Withdrawal or full surrender of the Certificate.

Valuation Date - The day at the end of a Valuation Period when each Division is valued. Valuation Period - Each Business Day together with any non-Business Days before it. Variable Separate Account - The variable separate account indicated in the Certificate.

Variable Separate Account Divisions - The investment options available in the Variable Separate Account.

Variable Separate Account Divisions may be referred to as Divisions.

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The Schedule

Premium Payment and Investment Information Minimum Initial Premium Payment:

As shown in each Certificate

Contract Facts Certificate Processing Date Specially Designated Division A nnuity Commencement Date

As shown in each Certificate As shown in each Certificate As shown in each Certificate

Fixed Account

The Fixed Account is Fixed Account II of ING USA Annuity and Life Insurance Company.

Minimum Amounts Invested in Fixed Allocations Guaranteed Minimum Interest Rate Guarantee Periods

As shown in each Certificate As shown in each Certificate As shown in each Certificate

Variable Separate Account

The Variable Separate Account is Separate Account B of ING USA Annuity and Life Insurance Company.

Optional Benefit Riders and Endorsements		As shown in each Certificate
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The Schedule (continued)

Charges and Fees

Deductions from Accumulation Value

Administrative Charge

Mortality and Expense Risk Charge Asset Based Administrative Charge Transfer Charge Surrender Charge

As shown in each Certificate As shown in each Certificate As shown in each Certificate As shown in each Certificate As shown in each Certificate

Redemption Fees

We may deduct the amount of any redemption fees imposed by a mutual fund or other investment company in which the Variable Separate Account Divisions invest as a result of any surrenders, Partial Withdrawals, reallocations or other transactions directed by the Certificate Owner.

Charge Deduction Division

If elected by the Certificate Owner, all charges against the Accumulation Value in each Certificate will be deducted from the [Liquid Assets Division].

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Introduction to this Contract

Eligibility

Eligible persons as stated in the application for this Contract and who have enrolled and for whom the Initial Premium Payment has been paid are eligible to receive the benefits under this Contract.

The Certificate Owner

The Certificate Owner has the rights and options described in the Certificate, including, but not limited to, the right to designate who receives the Annuity Payments on the Annuity Commencement Date.

One or more persons may own a Certificate. Any addition or deletion of a Certificate Owner is treated as a change of Owner under a Certificate. Please see the Change of Certificate Owner or Beneficiary section.

The Annuitant

The Certificate Owner is also the Annuitant unless another Annuitant has been named by the Certificate Owner and is shown in the Certificate. The Annuitant must be a natural person. The Certificate Owner may name a Contingent Annuitant. The Annuitant may not be changed during the Annuitant s lifetime.

If the Annuitant dies before the Annuity Commencement Date, the Contingent Annuitant becomes the Annuitant. If the Certificate Owner is not the Annuitant, the Certificate Owner will be the Contingent Annuitant unless the Certificate Owner names someone else. If no Contingent Annuitant has been named, we will allow the Certificate Owner sixty days from the Annuitant s death to designate someone other than yourself as the Annuitant. If there are joint Certificate Owners, we will treat the youngest of the Certificate Owners as the Contingent Annuitant, unless the Certificate Owner elects otherwise.

The Beneficiary

The Beneficiary is the person the Certificate Owner elects to receive the Death Benefit if any Certificate Owner (or the Annuitant if any Certificate Owner is not an individual) dies prior to the Annuity Commencement Date. See the Death Benefit section for more information. The sole Certificate Owner s estate will be the Beneficiary if no Beneficiary designation is in effect, or if the designated Beneficiary has predeceased the Certificate Owner. In the case of a joint Certificate Owner dying prior to the Annuity Commencement Date, the surviving Certificate Owner will be deemed to be the primary Beneficiary and any other Beneficiary on record will be treated as the contingent Beneficiary(ies). One or more persons may be named as a primary Beneficiary or contingent Beneficiary.

Unless the Certificate Owner designates an irrevocable Beneficiary, the Certificate Owner has the right to change the Beneficiary. When an irrevocable Beneficiary has been designated, the Certificate Owner and the irrevocable Beneficiary may have to act together to exercise the rights and options under the Certificate.

When naming or changing the Beneficiary, the Certificate Owner may specify the form of payments of the Death Benefit. We will honor the specified form of payment to the extent permitted under Section 72(s) of the Internal Revenue Code of 1986, as amended ( the Code ). If the form of payment is not specified, the Beneficiary may determine the manner of payment, to the extent allowed by the Code.

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Introduction to this Contract (continued)

Change of Certificate Owner or Beneficiary

During the Certificate Owner s lifetime and while the Certificate is in effect under this Contract, the Certificate Owner may transfer ownership of the Certificate or change a revocable Beneficiary. To make any of these changes, the Certificate Owner must send us written notice of the change. If there are two Certificate Owners, both must agree to the change. The change will take effect as of the day the notice is received by us. The change will not affect any payment made or action taken by us before the date the change is recorded at our Customer Service Center.

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Premium Payments and Transfers

Initial Premium Payment

The Initial Premium Payment is required to put a Certificate into effect. The amount of the Initial Premium Payment is shown in the Certificate. The Certificate Owner selects how to distribute the Initial Premium Payment among the available Divisions and Fixed Allocations. We reserve the right to allocate the Initial Premium Payment to the Specially Designated Division during the right to examine period. Upon expiration of the right to examine period, allocation will be made proportionately in accordance with the Certificate Owner s instructions.

Additional Premium Payments

The Certificate Owner may make additional Premium Payments under the Certificate after the right to examine period ends. Except in the case of a Certificate issued as a qualified plan, we will accept additional Premium Payments until the earlier of (1) either the Annuitant (in the case of a non-natural Certificate Owner) or Certificate Owner reaching the Attained Age of 86; or (2) the death of the Certificate Owner. The minimum additional Premium Payment which may be made is $100.00. If this Certificate is issued as a qualified plan, no Premium Payments may be made for the taxable year in which the Certificate Owner begins receiving distributions and thereafter (except for rollover contributions). The minimum additional Premium Payment which may be made to a Certificate issued as a qualified plan is $50.00.

Any additional Premium Payment that would cause the Certificate s total premiums to exceed $1,000,000 requires our prior approval. We must approve any additional Premium Payment the Certificate Owner makes under the Certificate that causes the total Premium Payments under the Certificate plus total premiums paid under any other annuity contracts or certificates the Certificate Owner has with us to exceed $1,000,000.

We also reserve the right to defer acceptance of or return any additional Premium Payments if:

(1)	a Division or Fixed Allocation to which the Premium Payments are allocated is closed; or

(2)	in order to comply with any law or regulation.

As of the close of business on the date we receive and accept the Certificate Owner s additional Premium Payment, the Accumulation Value will increase by the amount of the additional Premium Payment, less any applicable Premium Taxes. The increase in the Accumulation Value will be allocated among the Variable Separate Account Divisions and Fixed Allocations in accordance with the Certificate Owner s instructions. If the Certificate Owner does not provide such instructions, allocation will be among the Variable Separate Account Divisions and Fixed Allocations in proportion to the amount of Accumulation Value in each Variable Separate Account Division or Fixed Allocation as of the close of business on the date we receive and accept the additional Premium Payment.

The Certificate Owner may remit additional Premium Payments to our Customer Service Center at the address shown on the cover page of the Certificate. On request, we will give the Certificate Owner a receipt signed by our Treasurer.

Certificate Owner s Right to Transfer Accumulation Value

The Certificate Owner may transfer Accumulation Value among the Variable Separate Account Divisions and Fixed Allocations after the right to examine period ends. The number of transfers in each Certificate Year that we will allow without applying a transfer charge is shown in each Certificate. Transferred values may be reduced by any redemption fees imposed by an investment portfolio in which a Division invests. To make a transfer, the Certificate Owner must provide notice to us. The change will take effect as of the close of business on the date that notice is received by us. However, any transfer request received by us after 4:00 p.m. Eastern time or the close of regular trading on the NYSE will take effect at the close of business on the next Business Day. A transfer out of any Fixed Allocation may be subject to a Market Value Adjustment.

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Premium Payments and Transfers (continued)

The Certificate Owner may request transfers by telephone during our telephone request business hours. The Certificate Owner may call our Customer Service Center at the number shown on the cover page of each Certificate to make transfers by using the personal identification number the Certificate Owner will receive. The Certificate Owner may also mail any notice or request for transfers to our Customer Service Center at the address shown on the cover page of each Certificate.

We will monitor transfer activity and will restrict transfers that constitute frequent trading. Our current definition of frequent trading is more than one purchase and sale of the same investment portfolio within a 30-day period. We may modify our standard, or the standard as it may apply to a particular fund, at any time without prior notice, if required by the investment portfolios in which the Variable Separate Account Divisions invest and/or state or federal regulatory requirements. We will notify the Certificate Owner within 30 days of such modification.

What Happens if a Variable Separate Account Division is Not Available

If a Variable Separate Account Division is no longer available because the Variable Separate Account Division has been substituted by or merged into another Variable Separate Account Division, we will execute the Certificate Owner s instructions using the substituted or merged Variable Separate Account Division. The substitute or proposed replacement portfolio may have higher fees and charges than any portfolio it replaces.

If a Variable Separate Account Division is no longer available or requested in error for reasons other than it being substituted by or merged into another Variable Separate Account Division, we will make an inquiry about a replacement Variable Separate Account Division. If we are unable to reach the Certificate Owner or the Certificate Owner s designated representative within five days, we will refund the additional Premium Payment or not make the requested transfer.

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How We Measure the Certificate s Value

The Fixed Account

The Fixed Account is a separate account under state insurance law and is not required to be registered with the SEC under the Investment Company Act of 1940.

Interest Rates

Each Fixed Allocation will be credited the Guaranteed Interest Rate for the entire Guarantee Period. If the Certificate Owner makes a Partial Withdrawal or transfer Accumulation Value from a Fixed Allocation to another Fixed Allocation or Division, such amount withdrawn or transferred will only receive the Guaranteed Interest Rate until the date of the Partial Withdrawal or transfer. We will declare Guaranteed Interest Rates for the then available Guarantee Periods based solely on our discretion and our expectation as to our future earnings. In no event will the declared Guaranteed Interest Rates be less than the Guaranteed Minimum Interest Rate shown in each Certificate.

Guarantee Periods

We reserve the right to offer Guarantee Periods of durations other than those available on the Certificate Date. We also reserve the right to cease offering a particular Guarantee Period.

We will notify the Certificate Owner at least thirty days prior to the Maturity Date on options for renewal. Unless the Certificate Owner directs us otherwise, upon the expiry of a Guarantee Period, we will transfer the Accumulation Value of the expiring Fixed Allocation to a Fixed Allocation with a Guarantee Period equal in length to the expiring Guarantee Period. If the Guarantee Period equal in length to the expiring Guarantee Period is not available, we will transfer the Accumulation Value of the expiring Fixed Allocation to the next shortest Guarantee Period then available. If such a Guarantee Period is not available, the Accumulation Value will be transferred to the Specially Designated Division.

If the period remaining from the expiry of the previous Guarantee Period to the Annuity Commencement Date is less than the Guarantee Period the Certificate Owner has elected or the Guarantee Period expiring, the next shortest Guarantee Period then available that will not extend beyond the Annuity Commencement Date will be offered. If such a Guarantee Period is not available, the Accumulation Value will be transferred to the Specially Designated Division.

Market Value Adjustments

A Market Value Adjustment will be applied to the Accumulation Value in a Fixed Allocation upon withdrawal, transfer or application to an Annuity Option if made more than thirty days prior to the Maturity Date, except on systematic Partial Withdrawals. The Market Value Adjustment is applied to each Fixed Allocation separately.

The Market Value Adjustment is determined by multiplying the amount of the Accumulation Value in the
Fixed Allocation that is withdrawn, transferred or applied to an Annuity Option by the following factor:
Æ	1 + I	Ö	N/365

È	1 + J + .0050	Ø	- 1

where I is an Index Rate, calculated using the month that the premium was allocated to the applicable Fixed Allocation as the month of determination, and using U.S. Treasury Strips with a maturity length equal to the Guarantee Period of the applicable Fixed Allocation; J is an Index Rate, calculated using the month in which the calculation is being made as the month of determination, and using U.S. Treasury Strips with a maturity length equal to the number of years left in the Guarantee Period of the applicable Fixed Allocation (rounded up to the next whole year); and N is the remaining number of days in the Guarantee Period at the time of calculation.

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How We Measure the Certificate s Value (continued)

During the right to examine period, the Market Value Adjustment is determined by multiplying the amount of the Accumulation Value in the Fixed Allocation that is withdrawn or transferred by the following factor:
Æ	1 + I	Ö	N/365

È	1 + J	Ø	- 1

where I is an Index Rate, calculated using the month that the premium was allocated to the applicable Fixed Allocation as the month of determination, and using U.S. Treasury Strips with a maturity length equal to the Guarantee Period of the applicable Fixed Allocation; J is an Index Rate, calculated using the month in which the calculation is being made as the month of determination, and using U.S. Treasury Strips with a maturity length equal to the number of years left in the Guarantee Period of the applicable Fixed Allocation (rounded up to the next whole year); and N is the remaining number of days in the Guarantee Period at the time of calculation.

Market Value Adjustments will be applied as follows:

(1)	The Market Value Adjustment will be applied to the amount withdrawn before deduction of any applicable Surrender Charge.

(2)	The Market Value Adjustment will be calculated on the total amount that must be withdrawn, transferred or applied to an Annuity Option in order to provide the amount requested unless the calculation causes the total amount that must be withdrawn, transferred or applied to an Annuity Option in order to provide the amount requested to exceed the total amount of the Fixed Allocation.

In such a case, the Market Value Adjustment is calculated on and deducted from the total amount of the Fixed Allocation.

(3)	If the Market Value Adjustment is negative, it will be assessed first against any remaining Accumulation Value in the particular Fixed Allocation. Any remaining Market Value Adjustment will be applied against the Accumulation Value in the Fixed Allocation that is withdrawn, transferred or applied to an Annuity Option.

(4)	If the Market Value Adjustment is positive, it will be credited to any remaining Accumulation Value in the particular Fixed Allocation. If a cash surrender, full transfer or full application to an Annuity Option has been requested, the Market Value Adjustment is added to the Accumulation Value in the Fixed Allocation that is withdrawn, transferred or applied to an Annuity Option.

The Variable Separate Account

The Variable Separate Account is kept separate from our General Account and any other separate accounts we may have. We own the assets in the Variable Separate Account. Assets equal to the reserves and other liabilities of the Variable Separate Account will not be charged with liabilities that arise from any other business we conduct. We may transfer to our General Account assets of the Variable Separate Account which exceed the reserves and other liabilities of the Variable Separate Account. Income and realized and unrealized gains or losses from assets in the Variable Separate Account are credited to or charged against the Variable Separate Account without regard to other income, gains or losses in our General Account and other separate accounts.

The Variable Separate Account is treated as a unit investment trust under Federal securities laws. It is registered with the SEC under the Investment Company Act of 1940. The Variable Separate Account is also governed by the laws of Iowa, our state of domicile.

Variable Separate Account Divisions

The Variable Separate Account is divided into Divisions, each investing in a designated mutual fund, unit investment trust or other investment portfolio that we determine to be suitable for this Contract s purpose. The Divisions, mutual funds, unit investment trusts and other investment portfolios may be

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managed by a separate investment adviser. Such adviser may be registered under the Investment Advisers Act of 1940.

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How We Measure the Certificate s Value (continued)

Changes within the Variable Separate Account

We may, from time to time, make additional Variable Separate Account Divisions available. We also have the right to eliminate Variable Separate Account Divisions, combine two or more Variable Separate Account Divisions, or substitute a new investment portfolio for the investment portfolio in which a Variable Separate Account Division invests. A substitution may become necessary if, in our judgment, an investment portfolio or Variable Separate Account Division no longer suits the purpose of this Contract. This may happen due to a change in laws or regulations, a change in a portfolio s investment objectives or restrictions, because the investment portfolio or Variable Separate Account Division is no longer available for investment, or for some other reason. We will obtain any required regulatory approvals before making a substitution.

Subject to any required regulatory approvals, we reserve the right to transfer assets of the Variable Separate Account or any Divisions that we determine to be associated with the class of contracts to which this Contract belongs to another variable separate account or to another Variable Separate Account Division.

When permitted by law, we reserve the right to:

(1)	deregister the Variable Separate Account under the Investment Company Act of 1940;

(2)	operate the Variable Separate Account as a management company under the Investment Company Act of 1940 if it is operating as a unit investment trust;

(3)	operate the Variable Separate Account as a unit investment trust under the Investment Company Act of 1940 if it is operating as a managed Variable Separate Account;

(4)	restrict or eliminate any voting rights of Certificate Owners or other persons who have voting rights to the Variable Separate Account; and

(5)	combine the Variable Separate Account with other variable separate accounts.

Certificate s Accumulation Value

The Accumulation Value of the Certificate is the sum of the Accumulation Value for each of the Divisions and the Fixed Allocations. Each Division and Fixed Allocation will be valued at the end of each Valuation Period on a Valuation Date.

On the Certificate Date

On the Certificate Date, the Accumulation Value equals the Initial Premium Payment, less any Premium Tax, if applicable.

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How We Measure the Certificate s Value (continued)

On each Valuation Date

On each Valuation Date, the Accumulation Value in each Variable Separate Account Division and Fixed Allocation will be calculated as follows:

(1)	We take the Accumulation Value in the Variable Separate Account Division or Fixed Allocation on

	the	preceding Valuation Date.

(2)	We multiply (1) by the Variable Separate Account Division s Net Rate of Return for the current

	Valuation	Period or we calculate the interest to be credited to a Fixed Allocation for the current

	Valuation	Period.

(3)	We add (1) and (2) .

(4)	We add to (3) any additional Premium Payments allocated to the Variable Separate Account

	Division	or Fixed Allocation during the current Valuation Period.

(5)	We add or subtract allocations to or from that Variable Separate Account Division or Fixed

	Allocation	(including any applicable Market Value Adjustment) during the current Valuation

Period.

(6)	We subtract from (5) any Partial Withdrawals which are allocated to the Variable Separate Account

	Division	or Fixed Allocation (including any applicable Market Value Adjustment) during the

	current	Valuation Period.

(7)	We subtract from (6) the amounts allocated to that Variable Separate Account Division or Fixed

	Allocation	(including any applicable Market Value Adjustment) for:

	(a)	any charges due for the optional benefit Riders and Endorsements as shown in each Certificate; and

	(b)	any deductions from Accumulation Value as shown in each Certificate.

For purposes of this calculation on the first Valuation Date, the Certificate Date shall be deemed to be the preceding Valuation Date.

How We Determine the Variable Separate Account Net Return Factor

The Net Return Factor is calculated as follows:

(1)	We take the net asset value of the portfolio in which the Variable Separate Account Division invests at the end of the current Valuation Period.

(2)	We add to (1) the amount of any dividend or capital gains distribution declared for the investment portfolio and reinvested in such portfolio during the current Valuation Period. We subtract from that amount a charge for our Premium Taxes and any other applicable taxes, if any.

(3)	We divide (2) by the net asset value of the portfolio at the end of the preceding Valuation Period.

(4)	We subtract the daily mortality and expense risk charge set forth in the Certificate for each Variable Separate Account Division for each day in the Valuation Period.

(5)	If any Riders or Endorsements have a daily charge, we subtract that daily charge set forth in the Certificate for each Variable Separate Account Division for each day in the Valuation Period.

(6)	We subtract the daily asset based administrative charge set forth in the Certificate for each day in the Valuation Period.

Calculations for Variable Separate Account Divisions investing in unit investment trusts are on a per unit basis.

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How We Measure the Certificate s Value (continued)

Interest Credited to a Fixed Allocation

A Fixed Allocation will be credited with the Guaranteed Interest Rate for the Guarantee Period in effect on the date the Premium Payment or transfer is applied. Interest will be credited daily at a rate to yield the declared annual Guaranteed Interest Rate.

We periodically declare Guaranteed Interest Rates for then available Guarantee Periods. No Guaranteed Interest Rate will be less than the Guaranteed Minimum Interest Rate shown in each Certificate.

Administrative Charge

We assess an administrative charge up to a maximum annual charge as indicated in each Certificate to cover a portion of our ongoing administrative expenses. The charge is deducted from the Accumulation Value in each Variable Separate Account Division in the proportion that each Division bears to the total Accumulation Value in all Variable Separate Account Divisions on each Certificate Anniversary and at surrender. If the Certificate Anniversary or surrender fall on a non-Business Day, the charge is deducted on the next Business Day. At the time of deduction, this charge will be waived if:

(1)	The Accumulation Value is at least $100,000; or

(2)	The sum of Premium Payments received to date is at least $100,000.

Transfer Charge

We reserve the right to assess a transfer charge for each transfer in excess of twelve per Certificate Year. Any transfer charge will be deducted from the Accumulation Value in proportion to the amount being transferred from each Division or Fixed Allocation. The maximum per transfer charge is shown in each Certificate.

Surrender Charge

A Surrender Charge may be imposed as a percentage of Premium Payments not previously withdrawn if the Certificate is surrendered or an Excess Partial Withdrawal is taken. The percentage imposed at time of surrender or Excess Partial Withdrawal depends on the number of complete years that have elapsed since the applicable Premium Payment was made. The Surrender Charge is shown in each Certificate. Free Amounts are not treated as withdrawals of Premium Payments for purposes of calculating any Surrender Charge.

Premium Tax

We deduct the amount of any Premium Tax when such Premium Tax is incurred. We reserve the right to defer collection of any Premium Tax until the Certificate is surrendered or until application of the Certificate s Accumulation Value to an Annuity Option. An Excess Partial Withdrawal will result in the deduction of any Premium Tax then due us on such amount. We reserve the right to change the amount we charge for any Premium Tax on future Premium Payments to conform with changes in the law or if a Certificate Owner changes state of residence.

Other Taxes

No federal income tax liability attributable to the Variable Separate Account is expected. However, changes in federal laws and/or their interpretation may result in our being taxed on income or gains attributable to the Variable Separate Account. In this case, a charge may be deducted from the Variable Separate Account to provide for the payment of such taxes.

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How We Measure the Certificate s Value (continued)

Redemption Fees

We may deduct the amount of any redemption fees imposed by a mutual fund or other investment portfolio in which the Variable Separate Account Divisions invest as a result of any surrenders, Partial Withdrawals, transfers or other transactions directed by the Certificate Owner.

Mortality and Expense Risk Charge

We assess a mortality and expense risk charge against each Variable Separate Account Division on a daily basis up to the maximum charge shown in each Certificate. The mortality and risk expense charge is not deducted from the Fixed Allocations.

Asset Based Administrative Charge

We assess an asset based administrative charge against each Variable Separate Account Division on a daily basis to compensate us for a portion of our ongoing administrative expenses. The maximum asset based administrative charge is shown in each Certificate. This asset based administrative charge is not deducted from the Fixed Allocations.

Charge Deduction Division Option

We will deduct all charges, except the mortality and expense risk charge, the asset based administrative charge, and the optional Rider and Endorsement charges, against the Accumulation Value of the Certificate from the Charge Deduction Division if the Certificate Owner elects this option. If this option was not elected or if the charges are greater than the amount in the Charge Deduction Division, the charges against the Accumulation Value will be deducted as follows:

(1)	If these charges are less than or equal to the Accumulation Value in the Variable Separate Account Divisions, the charges will be deducted from all Variable Separate Account Divisions.

(2)	If these charges exceed the Accumulation Value in the Variable Separate Account Divisions, any excess over such value will be deducted from any Fixed Allocations.

Any charges taken from the Fixed Account will be taken from the Fixed Allocations starting with the Guarantee Period nearest its Maturity Date until such charges have been paid.

At any time while this Certificate is in effect, the Certificate Owner may change the election of this option. To do this the Certificate Owner must notify us. Any change will take effect within seven days of the date we receive the Certificate Owner s request.

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Certificate Owner s Benefits

While this Certificate is in effect, there are important rights and benefits that are available. We discuss these rights and benefits in this section.

Cash Surrender Value Benefit

Cancelling to Receive the Cash Surrender Value

The Certificate Owner may surrender the Certificate on or before the Annuity Commencement Date. To do this, the Certificate Owner must return the Certificate with a signed request for cancellation to our Customer Service Center. If the Certificate has been lost, we require that the Certificate Owner complete and return the applicable lost certificate form. The Cash Surrender Value will vary daily. We will determine the Cash Surrender Value as of the date we receive the Certificate and the signed request in our Customer Service Center. All benefits under the Certificate will then end. Except in certain circumstances, we will usually pay the Cash Surrender Value within seven days. See the Payments We May Defer section.

Cash Surrender Value The Cash Surrender Value is determined as follows:

(1)	We take the Certificate s Accumulation Value;

(2)	We adjust for any applicable Market Value Adjustment;

(3)	We deduct any Surrender Charges;

(4)	We deduct any charges that have been incurred under each Certificate but not yet deducted,

	including,	but not limited to:

	(a)	any administrative charge that has not yet been deducted;

	(b)	the pro-rata part of any charges for optional benefit Riders or Endorsements;

	(c)	any applicable Premium Tax; and

	(d)	any redemption fees.

Partial Withdrawal Option

Non-Systematic Partial Withdrawals

The Certificate Owner must provide written notice to us to take a Partial Withdrawal. The maximum amount that may be withdrawn each Certificate Year without being considered an Excess Partial Withdrawal is the Free Amount. The minimum Partial Withdrawal amount that can be taken is $100. We will collect any applicable Surrender Charges and any unrecovered Premium Tax for Excess Partial Withdrawals. For purposes of determining the Surrender Charge, Partial Withdrawals are considered to come from Premium Payments in the same order as paid ( first in, first out basis) . A Partial Withdrawal may be reduced by any redemption fees.

A Partial Withdrawal request will be deemed a surrender of the Certificate and the full Cash Surrender Value will be paid if the Partial Withdrawal request: (1) exceeds 90% of the Cash Surrender Value determined as of the close of business on the date the Partial Withdrawal request is received; and (2) reduces the Cash Surrender Value after such Partial Withdrawal to less than $1,000.

Systematic Partial Withdrawals

The Certificate Owner may elect systematic Partial Withdrawals commencing twenty -eight days or later from the Certificate Date. Systematic Partial Withdrawals may be taken on a monthly, quarterly or annual basis. The Certificate Owner may select the day systematic Partial Withdrawals will be made, but no later than the 28th day of the month. If the Certificate Owner does not elect a day, the same day of the month as the Certificate Date will be used. Systematic Partial Withdrawals and non-systematic Partial Withdrawals may not be taken in the same Certificate Year.

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Certificate Owner s Benefits (continued)

The maximum systematic Partial Withdrawal amounts for Variable Separate Account Divisions are 0.833% of the Accumulation Value monthly, 2.5% of the Accumulation Value quarterly, or 10% of the Accumulation Value annually. The maximum systematic Partial Withdrawal amount for Fixed Allocations is the amount of the interest earned during the prior month, quarter, or year, depending on the frequency chosen. Systematic Partial Withdrawals of a fixed dollar amount in any Certificate Year will not be processed if the total amount withdrawn in that Certificate Year would exceed the Free Amount, unless the Certificate Owner directs us otherwise. Systematic Partial Withdrawals not exceeding the Free Amount are not subject to Surrender Charges.

Death Benefit

If any Certificate Owner dies prior to the Annuity Commencement Date, we will pay the Beneficiary the Death Benefit. The sole Certificate Owner s estate will be the Beneficiary if no Beneficiary designation is in effect or if all designated Beneficiaries have predeceased the Certificate Owner. If there are joint Certificate Owners and any Certificate Owner dies, the surviving Certificate Owner(s) is deemed the primary Beneficiary and any other Beneficiary(ies) on record will be treated as the contingent Beneficiary(ies) . When any Certificate Owner is not an individual, we will pay the Death Benefit on the death of the Annuitant prior to the Annuity Commencement Date.

We will pay the Death Benefit to the primary Beneficiary. If all primary Beneficiaries die before the Certificate Owner, the Death Benefit is paid to the contingent Beneficiary, if any. In the case of more than one Beneficiary, unless the Certificate Owner specifies otherwise, the Death Benefit will be paid in equal shares to the surviving Beneficiaries.

We will pay the Death Benefit on receipt of due proof of the Certificate Owner s death at our Customer Service Center. Such amount may be received in a single lump sum or applied to any of the Annuity Options. See the Choosing an Annuity Option section. Only one Death Benefit is payable under the Certificate. In all events, distributions under the Certificate must be made as required by applicable law.

The Death Benefit is the greater of:

(1)	the Accumulation Value; and

(2)	the Cash Surrender Value.

Spousal Beneficiaries

If, at the Certificate Owner's death, the surviving spouse of the deceased Certificate Owner is the sole Beneficiary and the surviving spouse elects to continue the Certificate as his or her own pursuant to Section 72(s) of the Code or the equivalent provisions of U. S. Treasury Department rules for qualified plans the following will apply:

(1)	Additional Premium Payments are not allowed until we are notified of the intent to continue the Certificate. Receipt of additional Premium Payments will be deemed to be an election to continue the Certificate.

(2)	Surrender Charges applicable to Premium Payments prior to the date we receive due proof of death of the original Certificate Owner will be waived. Premium Payments made thereafter will be subject to any applicable Surrender Charge.

(3)	The surviving spouse s Attained Age will be used to determine the age at which additional Premium Payments are no longer accepted as stated in the Additional Premium Payments section.

(4)	At subsequent death of the surviving spouse, the Death Benefit will be determined as provided above and the Certificate will be terminated.

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Certificate Owner s Benefits (continued)

If, at the Certificate Owner's death, the surviving spouse of the deceased Certificate Owner is the sole Beneficiary and the surviving spouse does not elect to continue the Certificate as his or her own, the Death Benefit will be distributed as stated in the Non-Spousal Beneficiary section below.

Non-Spousal Beneficiary

If the Beneficiary is someone other than the deceased Certificate Owner's spouse, the following will apply:

(1)	No additional Premium Payments may be made under the Certificate following the date we receive due proof of the Certificate Owner s death.

(2)	The entire Death Benefit must be distributed to the Beneficiary: (a) within five years of the deceased Certificate Owner's death; or (b) over the life of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary, with payments beginning within one year of the deceased Certificate Owner's death.

(3)	If this Beneficiary dies while receiving payments but before the entire Death Benefit has been distributed, any remaining distributions will be paid as directed by the Certificate Owner or to the Beneficiary s estate, as applicable.

How to Claim Payments

We must receive proof of the Certificate Owner s (or the Annuitant s in the case of a non-natural Certificate Owner) death before we pay the Death Benefit. We will calculate the Death Benefit as of the Valuation Date on the date we receive due proof of death. The claimant should contact our Customer Service Center for instructions.

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Choosing an Annuity Option

Annuity Payments

If the Certificate Owner and the Annuitant are living on the Annuity Commencement Date and the Accumulation Value is greater than $2,000, we will begin making Annuity Payments as directed by the Certificate Owner. If the Accumulation Value is equal to or less than $2,000, we will make a lump sum payment as directed by the Certificate Owner. The amount of the payments will be determined by applying the Accumulation Value (minus any applicable Premium Tax) on the Annuity Commencement Date in accordance with the Annuity Options section below. Before we pay any Annuity Payments, we require the return of the Certificate. If the Certificate has been lost, we require the Certificate Owner to complete and return the applicable lost certificate form.

Annuity Commencement Date Selection

The Certificate Owner may select any date as the Annuity Commencement Date following the fifth Certificate Anniversary but not later than the Certificate Processing Date next following the Annuitant s 95 th birthday. If the Certificate Owner does not select an Annuity Commencement Date, it will be the Certificate Processing Date next following the Annuitant s 95 th birthday.

Frequency Selection

Annuity Payments will be made monthly unless the Certificate Owner directs us otherwise in writing. However, payments other than monthly, quarterly, semi-annually or annually require our consent. Each Annuity Payment must equal at least $20.00. If the option and frequency elected does not meet this minimum requirement, we have the right to make payments less frequently as necessary to do so. When the total value remaining under the Contract equals $2,000.00 or less, the next Annuity Payment will consist of the remaining value and will be disbursed as a lump sum. We have the right to increase these minimums based upon increases reflected in the Consumer Price Index for All Urban Consumers (CPI-U) since January 1, 2005.

The Annuity Option

We will make the Annuity Payments under one or more of the Annuity Option(s). The Certificate Owner may elect or change an Annuity Option by making a written request at least thirty days prior to the Annuity Commencement Date. If no Annuity Option has been elected by the Annuity Commencement Date, Annuity Payments will be made under Option 2 on a 10-year fixed period basis, or less if required by government regulations.

On or before the Annuity Commencement Date, the Certificate Owner may choose one or more Annuity Options for the payment of the Death Benefit. If, at the time of the Certificate Owner s death, no Annuity Option has been chosen for paying the Death Benefit, the Beneficiary may choose an Annuity Option within one year. In such case, the Beneficiary is deemed the Annuitant for purposes of the Annuity Option. After the first Certificate Anniversary, the Certificate Owner may also elect an Annuity Option on full surrender of the Certificate. For each Annuity Option elected, we will issue a separate written agreement putting the Annuity Option into effect.

Our approval is needed for any Annuity Option where:

(1)	the person named to receive Annuity Payments is other than the Certificate Owner or the Beneficiary (in the case of the Death Benefit);

(2)	the person named to receive Annuity Payments is not a natural person, such as a corporation; or

(3)	any Annuity Payment would be less than the minimum Annuity Payment stated in this Certificate.

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Choosing an Annuity Option (continued)

Our current Annuity Options provide only for fixed payments. There are three Annuity Options from which to choose. They are:

Option 1. Income for a Fixed Period

Monthly Annuity Payments are made to the person named in equal installments for a fixed number of years. The number of years must be at least ten and not more than thirty.

Option 2. Single Life Income

Monthly Annuity Payments are made to the person named in equal installments based on one of the following, as elected by the Certificate Owner:

(1)	Payments continue as long as the Annuitant is living and cease at the Annuitant s death.

(2)	Payments are made for a fixed period and continue thereafter as long as the Annuitant is living. The fixed period must be at least ten years and not more than thirty years as specified by the Certificate Owner.

Option 3. Joint Life Income

This option is available if there are two Annuitants, one of whom is designated the primary Annuitant and the other the secondary Annuitant. Monthly Annuity Payments are made to the person named in equal installments as long as at least one of the Annuitants is living based on one of the following, as elected by the Certificate Owner:

(1)	Payments continue as long as either Annuitant is living.

(2)	Payments are made for a fixed period and continue thereafter as long as either Annuitant is living. The fixed period must be at least ten years and not more than thirty years as specified by the Certificate Owner.

In addition to the Annuity Options described above, payments may be made under any other method mutually agreed upon by the Certificate Owner and us.

When the Annuitant Dies

When the Annuitant dies, we will pay any amounts still due as provided by the Annuity Option elected. The amounts still due are determined as follows:

(1)	For option 1 or for any remaining fixed period in options 2(2) or 3(2), payment will be continued.

(2)	For option 2(1), where there are no guaranteed payments, no amounts are payable after the Annuitant's death.

(3)	For option 3(1), where there are no guaranteed payments, no amounts are payable after the death of both Annuitants.

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Other Important Information

Entire Contract

This Contract, including any attached Riders, Endorsements, amendments and the application of the Contractholder, constitute the entire contract between the Contractholder and us with respect to the rights and obligations provided under the Certificate. All statements made by the Contractholder, any Certificate Owner or any Annuitant to us will be deemed representations and not warranties.

Sending Notice to Us

Whenever notice is required, deliver it to us at our Customer Service Center. The notice must be in a form acceptable to us. The address of our Customer Service Center is shown on the cover page of the Certificate. Please include the Certificate number in all correspondence.

Reports to Certificate Owner

We will send each Certificate Owner a report at the end of each Certificate Year. The report will show the Accumulation Value and the Cash Surrender Value as of the end of the Certificate Year. The report will also show the allocation of the Accumulation Value as of such date and the amounts deducted from or added to the Accumulation Value since the last report. The report will also include any information that may be currently required by the insurance supervisory official of the jurisdiction in which the Certificate is delivered.

For each Variable Separate Account Division in which the Certificate Owner has Accumulation Value, we will send copies of any shareholder reports of the portfolios in which those Variable Separate Account Divisions invest, as well as any other reports, notices or documents required by law to be furnished by us to the Certificate Owner.

Assignment - Using a Certificate as Collateral Security

The Certificate Owner may assign the Certificate as collateral security for a loan or other obligation. This does not change the ownership. The Certificate Owner s rights and any Beneficiary s rights are subject to the terms of the assignment. A Beneficiary s rights may be subordinate to those of an assignee unless that Beneficiary was designated as irrevocable prior to the assignment. To make or release an assignment, we must receive written notice. Any assignment will not be effective until the date we receive such notice. We are not responsible for the validity or tax consequences of any assignment or of any actions we take prior to receipt of the assignment if such actions conform to the Certificate Owner s directions then on file with us.

Contract and Certificate Changes - Applicable Tax Law

We reserve the right to make changes to this Contract, Certificate, and their Riders and Endorsements to the extent necessary to continue to qualify this Contract and Certificate as an annuity. Riders and Endorsements added to comply with applicable tax law do not require the Certificate Owner s consent but are subject to regulatory approval. Any such changes will apply uniformly to all Certificates that are affected. The Certificate Owner will be given written notice of such changes.

Misstatement of Age or Sex

If the age or sex used in determining any benefits provided by the Certificate have been misstated, the amounts payable or benefits provided will be those that the Premium Payment would have provided at the correct age or sex.

Non-Participating

Neither this Contract, nor its Certificates participate in our divisible surplus.

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Other Important Information (continued)

Contestability

Certificates issued under this Contract are incontestable from their date of issue.

Payments We May Defer

We may not be able to determine the value of the assets of the Variable Separate Account Divisions when:

(1)	the NYSE is closed;

(2)	trading on the NYSE is restricted;

(3)	an emergency exists as determined by the SEC so that the sale of securities held in Separate Account NY-B may not reasonably occur or so that the Company may not reasonably determine the value of Separate Account NY-B s net assets; or

(4)	when the SEC so permits for the protection of security holders.

During such times, as to amounts allocated to the Variable Separate Account Divisions, we may delay:

(1)	determination and payment of the Cash Surrender Value;

(2)	determination and payment of any Death Benefit if death occurs before the Annuity Commencement Date;

(3)	allocation changes of the Accumulation Value; or

(4)	application of the Accumulation Value under an Annuity Option.

As to amounts allocated to Fixed Allocations of the Fixed Account, we may, at any time, defer payment of the Cash Surrender Value or any Partial Withdrawal for up to six months after we receive a request for it.

Authority to Make Agreements

Only our President, a Vice President or Secretary is authorized to change, modify or waiver the provisions of the Contract. Any such change, modification or waiver must be in writing. No other person, including an insurance agent or broker, has the authority to:

(1)	change any of the Contract and Certificate terms;

(2)	extend the time for Premium Payments; or

(3)	make any agreement binding on us.

Required Note on Our Computations

If required, we have filed a detailed statement of our computations with the insurance supervisory official in the jurisdiction where each Certificate is delivered. The values are not less than those required by the law of that state or jurisdiction.

Rules for Interpreting this Document

In this document, headings are for convenience only and do not affect interpretation. Unless the context indicates a contrary intention:

(1)	words importing the singular include the plural (and vice versa), and words indicating a gender include every other gender; and

(2)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning.

Certificates Certificates will be furnished by us to each Certificate Owner.

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Other Important Information (continued)

Conformity with Law

If any provision of this Contract is contrary to any law to which it is subject, such provision is considered amended to conform to such law.

Records

The Contractholder will furnish us information relative to this Contract as we may require to administer this Contract. Such records, which in our opinion have a bearing on this Contract, will be open to us for inspection at all reasonable times.

Certificate Owner s Right to Examine the Certificate

A Certificate Owner may return a Certificate to us or the agent through whom it was purchased within ten days of receipt (or other period provided by law). If so returned, we will promptly refund the Accumulation Value, adjusted for any Market Value Adjustment, plus any charges we have deducted as of the date the returned Certificate is received by us (or such other amount as provided by law).

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Flexible Premium Deferred Variable Annuity Group Master Contract - Non - participating

Variable Cash Surrender Values while the Annuitant and Certificate Owner are living and prior to the Annuity Commencement Date. Partial Withdrawal Option. Investment results reflected in values.

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